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EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


1. Liberty Acquisition Corporation, a Tennessee corporation and wholly owned subsidiary of Pentegra Dental Group, Inc.

2. Special Omega Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Pentegra Dental Group, Inc.

3. Pentegra Investments, Inc., a Delaware corporation and wholly owned subsidiary of Pentegra Dental Group, Inc.



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